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                                                                    Exhibit 10.8


                            ASSET PURCHASE AGREEMENT

      AGREEMENT, dated as of June 5, 1997, by and between Thomson Information Services Inc., a New York corporation (the "Seller"), Thomson Licensing Corporation, a Delaware corporation ("TLC") and CRC Press LLC, a Delaware limited liability company (the "Buyer").

      The Buyer wishes to purchase from the Seller, and the Seller wishes to sell to the Buyer, all of the Seller's right, title and interest in and to the assets of the Auerbach division (the "Business") of the Seller's Research Institute of America Group Division ("RIAG"), on the terms and subject to the conditions set forth in this Agreement.

      Accordingly, the parties agree as follows:

1. Sale of Assets.

      1.1. Assets to be Sold.

            (a) Subject to the terms and conditions set forth in this Agreement, including without limitation Section 1.2, the Seller hereby sells, assigns, transfers and delivers to the Buyer, free and clear of any lien or other encumbrance, all of the Seller's right, title and interest in and to the following assets, properties and rights of the Seller relating to or used or employed in connection with the Business, but excluding the Excluded Assets (all of such assets, properties and rights, together with those assets, properties and rights set forth in subsection (b) below, being hereinafter sometimes collectively called the "Purchased Assets"):

                  (i) all assets, properties and rights reflected on the balance sheet for the Business as at March 31, 1997 (annexed hereto as Schedule 1.1(a)(i)) (the "Balance Sheet"), subject to changes therein in the ordinary course of business through the Closing Date;

                  (ii) all of the Seller's right, title and interest in and to the publications, products and services set forth on Schedule 1.1(a)(ii), whether complete, published, unpublished, or in-process or under contract (collectively, the "Products"), including, without limitation, all updates,


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supplements and revisions thereto, and other accompanying materials relating to the Products and the literary content of all of the above;

                  (iii) all finished goods inventory for the Products and all raw materials and work-in-process;

                  (iv) all of the Seller's right, title and interest in, and claims under, any author contracts and other agreements relating specifically to the Business, (excluding those contracts and other agreements relating specifically to the Business but shared with other businesses of RIAG) which are listed on Schedule 1.1(a)(iv) (collectively, the "Contracts");

                  (v) except to the extent assigned and transferred pursuant to
Section 1.1(b), all of the Seller's right, title and interest in, and claims under, the Intellectual Property relating specifically to the Products. For purposes of this Agreement "Intellectual Property" shall mean all of the following owned by the Seller or used in connection with the Products: (A) patents, patentable inventions, discoveries, improvements, ideas, know-how, processes and computer programs, software and databases (including source code);
(B) trade secrets and the right to limit the use or disclosure thereof; (C) copyrights in all works (registered and unregistered) including software programs (other than off-the-shelf software and software used in connection with the Products shared with other businesses of RIAG); (D) domain names; including registrations and applications in any jurisdiction pertaining to the foregoing;

                  (vi) all lists of present, former and prospective customers, subscribers, clients and prospects as included in RIAG's customer fulfillment system as of the Closing Date (including names, addresses and other information customarily maintained by RIAG), suppliers and vendors, and all other lists, files and marketing and promotion materials used in connection with or related to the Products or the Purchased Assets, including information produced by the "Fast Track" system", "Fax Sheets on Line", Rolodex cards, information on the "Vantive I" system and orders received and unfilled on the Closing Date;


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                  (vii) all camera-ready copy used for making negative films, film, plates, platemaking film, paste-ups, tapes, illustrations and other artwork, and other reproduction materials for the Products (collectively, the "Reproduction Materials"), permissions (to the extent transferable) and vendor information, including, without limitations, specifications for all published titles, and all manuscripts, proofs, reviews, designs, artwork, covers, photographs and production-related material for all unpublished titles;

                  (viii) all databases, software (other than off-the-shelf software and software used in connection with the Products shared with other businesses of RIAG), software programs (other than off-the-shelf software and software used in connection with the Products shared with other businesses of
RIAG), object codes, source codes, systems documentation and user manuals specifically used to produce the Products, and all proprietary information, trade secrets, research records, test information, market surveys, marketing know-how, inventions, processes and procedures owned or licensed to the Seller and used in connection with the Products;

                  (ix) all existing files specifically relating to the Products including, without limitation, files relating to authors, author prospects, editorial matters, reviewers, and unsigned projects;

                  (x) all audio and video tapes, manuscripts, editorial material (including, without limitation, revisions, plans, reviews of competitive works, production records and author correspondence), back issues and superseded editions of every sort and in any medium used in or prepared for the Products;

                  (xi) all proprietary information, trade secrets, research records, test information, market surveys, marketing know-how, inventions, processes and procedures owned or licensed to the Seller and used in connection with the Products;

                  (xii) all of the goodwill of the Seller relating specifically to the Products.


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            In confirmation of the foregoing sale, assignment and transfer, the
Seller shall execute and deliver to the Buyer at the Closing a Bill of Sale in the form of Exhibit A hereto and such other instruments and assignments as may be reasonably necessary to convey to the Buyer good title to the Purchased Assets.

            (b) Subject to the terms and conditions set forth in this Agreement, TLC hereby sells, assigns, transfers and delivers to the Buyer all of TLC's right, title and interest in and to the name "Auerbach" and all names and marks similar thereto and all other trademarks and service marks (registered or unregistered) and trade names relating specifically to the Products, and all goodwill associated therewith (the "Trademarks"). In confirmation of the foregoing sale, assignment and transfer, TLC shall execute and deliver to the Buyer at the Closing an Assignment of Trademarks in the form of Exhibit B hereto.

      1.2. Excluded Assets. The Purchased Assets shall not include the following assets (collectively, the "Excluded Assets"): accounts receivable relating to the Business (provided, however, that renewal invoices for subscriptions relating to subscription periods commencing after the Closing Date shall not be deemed accounts receivable) and cash and cash equivalent items, including without limitation, checking accounts, bank accounts, certificates of deposit, time deposits and securities of the Business on or prior to the Closing Date, and all equipment (including without limitation, computer hardware and off-the-shelf software or any other software used in connection with the Products that is shared with other businesses of the Seller), furniture and fixtures used in the operation of the Business.

2. Assumption of Liabilities.

      2.1. Liabilities Assumed by the Buyer. In partial payment of the Purchase Price (as defined in Section 3.1), subject to the terms and conditions set forth in this Agreement, the Buyer hereby assumes and agrees to pay, perform and discharge, by an Undertaking in the form of Exhibit C hereto, (a) any and all deferred subscription liability recorded by the Seller on the Closing Date consistent with


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past practices in an amount not to exceed $1 million, (b) the Seller's liabilities and obligations under each of the Contracts as and to the extent requiring performance on or after the Closing Date (other than liabilities relating to any breach or default of any Contract prior to the Closing Date), and (c) liabilities and obligations arising out of the operations of the Business after the Closing Date. The specific liabilities to be assumed by the Buyer pursuant to this Agreement are hereinafter sometimes collectively referred to as the "Assumed Liabilities".

      2.2. Liabilities Not Assumed by the Buyer. Anything in this Agreement to the contrary notwithstanding, the Seller or TLC, as the case may be, shall be responsible for all of its liabilities and obligations not hereby expressly assumed by the Buyer ("Retained Liabilities") and the Buyer shall not assume, or in any way be liable or responsible for, any liabilities or obligations of the Seller or TLC except as specifically provided in Section 2.1. Without limiting the generality of the foregoing, the Buyer shall not assume or have any liability for:

                  (i) any liability or obligation of the Seller arising out of
(A) the conduct of the Business prior to the Closing Date (including returns of Products sold on or prior to the Closing Date) or (B) any liability or obligation of the Seller to any of its employees, or except with respect to liabilities and obligations under the Contracts assumed by Buyer pursuant to
Section 2.1, agents or contractors, arising prior to the Closing Date or (C) for payments of any kind under the Employment Retirement Income Security Action of 1974, as amended ("ERISA") or any comparable law with respect to benefit plans offered employees of the Business on or prior to the Closing Date;

                  (ii) any liabilities relating to (A) Income Taxes of the Seller, (B) except to the extent provided under Section 8.1, Taxes attributable to the transfer of the Purchased Assets pursuant to this Agreement, (C) all other Taxes attributable to periods ending on or prior to the Closing Date, or
(D) Taxes of any other person pursuant to an agreement or otherwise;

                  (iii) any royalty payments relating to sales made on or prior to the Closing Date;


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                  (iv) any liability or obligation under contracts and other agreements to which the Seller is a party or by to which it or any of its assets, properties or rights are bound or subject which are not reflected on
Schedule 1.1(a)(iv);

                  (v) any liability or obligation of the Seller owing to any shareholder, subsidiary or affiliate of the Seller;

                  (vi) any liability or obligation of the Seller arising out of or in connection with the preparation of this Agreement and the consummation and performance of the transactions contemplated by this Agreement, including, without limitation, (A) any tax liability so arising, or (B) any liability to which any of the parties may become subject as a result of the fact that the transactions contemplated by this Agreement are being effected, at the request of the Seller, without compliance with the provisions of any bulk sales act or any similar statute as enacted in any jurisdiction; or

                  (vii) any liability or obligation of the Seller under any real estate lease or sublease.

3. Consideration and Payment.

      3.1. Purchase Price. Upon the terms and subject to the conditions set forth in this Agreement, in reliance on the representations, warranties, covenants and agreements of the parties contained herein, the purchase price for the Purchased Assets shall be Eight Million Dollars ($8,000,000.00) and the assumption of the Assumed Liabilities, which price is subject to adjustment as provided in Section 3.4 hereof (the "Purchase Price").

      3.2. Payment of Purchase Price. The Buyer shall pay the Purchase Price by
(a) delivering to TLC at the Closing, by wire transfer of immediately available funds, the amount of One Million Three Hundred Fifty Thousand Dollars ($1,350,000), (b) delivering to the Seller at the Closing, by wire transfer of immediately available funds, the amount of Six Million Six Hundred Fifty Thousand Dollars ($6,650,000.00) and (c) assuming the Assumed Liabilities.


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      3.3. Allocation of Purchase Price. The Purchase Price shall be allocated among the Assets in accordance with the fair market values detailed in Schedule
3.3 hereof, which Schedule shall be prepared by the Buyer but subject to the Seller's reasonable approval. The Seller and the Buyer agree to report the allocation as provided in the applicable sections of the Internal Revenue Code of 1986 and the rules and regulations promulgated thereunder and in accordance with such allocation and agree to prepare and file all income tax returns in a manner consistent with such allocation.

      3.4. Adjustment to Purchase Price.

            (a) Within 45 days following the Closing Date, the Seller shall deliver to the Buyer a statement executed on behalf of the Seller by its chief financial officer setting forth in reasonable detail the amount of revenues for the period commencing on January 1, 1997 and ending on the Closing Date. Such statement shall describe the assumptions made in determining the amount of revenues, such as the amounts of anticipated returns and uncollectible accounts, which assumptions shall be made in good faith consistent with past practice. Within 180 days following the Closing Date, the Seller shall deliver to the Buyer a revised statement executed on behalf of the Seller by its chief financial officer setting forth in reasonable detail the amount of revenues for such period, which shall be based on the assumption that there will be no further returns and that no outstanding accounts will be collected.

            (b) On or prior to April 15, 1998, the Buyer shall deliver to the Seller a statement executed on behalf of the Buyer by its chief financial officer setting forth in reasonable detail the amount of revenues for the period commencing on the day immediately following the Closing Date and ending on December 31, 1997. Such statement shall describe the assumptions made in determining the amounts of revenues, such as the amounts of anticipated returns and uncollectible accounts, which assumptions shall be made in good faith consistent with past practice.


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            (c) If the aggregate revenues for the fiscal year ending December
31, 1997 exceed Six Million Dollars ($6,000,000), then the Buyer shall so notify the Seller and, on or prior to May 31, 1998, the Buyer shall make a cash payment to the Seller equal to the amount of such excess.

            (d) For purposes of this Section 3.4, "revenues" for any period shall mean the revenues attributable to the Purchase Assets or the Products or any improvements thereto recognized during such period in accordance with generally accepted accounting principles consistent with past practices.

            (e) If the Seller disagrees with the amount of revenues set forth on the Buyer's statement, the Seller shall be entitled to, within thirty (30) days of receipt of the Buyer's statement, have the Buyer's books and records audited by Price Waterhouse, the Seller's regularly retained outside auditors. The auditor's calculations of the amount of revenues for the period commencing on the day immediately following the Closing Date and ending on December 31, 1997 shall be final and binding. In the event the Buyer's statement understates the revenues for such period by more than 5%, the cost of such audit shall be paid by the Buyer; otherwise such cost shall be paid by the Seller.

4. Deliveries at Closing.

      4.1. Closing; Closing Date. The closing of the sale and purchase of the Purchased Assets contemplated hereby (the "Closing") shall take place at the offices of the Seller, at 395 Hudson Street, New York, New York simultaneously with the execution of this Agreement. The time and date upon which the Closing occurs is herein called the "Closing Date".

      4.2. Deliveries by Seller. At Closing, the Seller and/or TLC, as applicable, is delivering to the Buyer:

                  (a) a Bill of Sale in the form of Exhibit A hereto;

                  (b) an Assignment of Trademarks in the form of Exhibit B hereto;

                  (c) an Assignment of Copyrights in the form of Exhibit D hereto;


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                  (d) an opinion of counsel of the Seller in the form of Exhibit
E hereto; and

                  (e) any other documents required by this Agreement to be delivered by the Seller and/or TLC, as applicable, to the Buyer at or prior to the Closing.

      4.3. Deliveries by Buyer. At Closing, the Buyer is delivering to the Seller and/or TLC, as applicable:

                  (a) by wire transfer to the account of Seller, the sum of Six Million Six Hundred Fifty Thousand Dollars ($6,650,000.00);

                  (b) by wire transfer to the account of TLC, the sum of One Million Three Hundred Fifty Thousand Dollars ($1,350,000);

                  (c) an Undertaking in the form of Exhibit C hereto;

                  (d) an opinion of counsel of the Buyer in the form of Exhibit F hereto; and

                  (e) any other documents required by this Agreement to be delivered by the Buyer to the Seller and/or TLC at or prior to Closing.

5. Representations and Warranties of the Seller. The Seller represents and warrants to the Buyer as of the Closing Date as follows:

      5.1. Due Incorporation and Qualification. The Seller is a corporation duly organized, validly existing and in good standing under the laws of the State of New York, and has the corporate power and lawful authority to own, lease and operate its assets, properties and business and to carry on its business as now conducted. The Seller is duly qualified to do business as a foreign corporation and is in good standing in every jurisdiction in which the character of the properties owned or leased by it or the nature of the business conducted by it makes such qualification necessary. Schedule 5.1 hereto sets forth all jurisdictions in which the Seller is qualified to do business. The Business is a division of Research Institute of America Group, which is a division of the Seller.


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      5.2. Authority to Execute and Perform Agreements. The Seller has the full legal and corporate right, power and authority required to enter into, execute and deliver this Agreement and to perform fully the Seller's obligations hereunder. The execution and delivery of this Agreement and the performance of the Seller's obligations hereunder have been duly authorized by all necessary corporate action by the Board of Directors of the Seller and no other corporate proceedings on the part of the Seller are necessary to authorize such execution, delivery and performance. This Agreement has been duly executed and delivered and is the valid and binding obligation of the Seller enforceable in accordance with its terms, except as may be limited by bankruptcy, moratorium, insolvency or other similar laws generally affecting the enforcement of creditors' rights or equitable principles. No approval or consent of any foreign, federal, state, county, local or other governmental or regulatory body, and (except as otherwise specified in this Agreement or any Schedule hereto) no approval or consent of any other person, is required in connection with the execution and delivery by the Seller of this Agreement and the consummation and performance by the Seller of the transactions contemplated hereby except where failure to obtain such approval or consent would not prevent the Seller from performing any of its material obligations under this Agreement and would not have a material adverse effect on the operations or condition (financial or otherwise) of the Business. The execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby shall not violate, conflict with or otherwise result in the breach or violation of any of the terms and conditions of, result in a material modification of or constitute (or with notice or lapse of time or both would constitute) a default under (a) the Certificate of Incorporation or bylaws of the Seller, (b) except as would not, individually or in the aggregate, have a material adverse effect on the operations or condition (financial or otherwise) of the Business, any instrument, material contract or other agreement to which the Seller is a party or by or to which it or any of its assets or properties is bound or subject, or (c) except as would not, individually or in the aggregate, have a material adverse effect on the


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operations or condition (financial or otherwise) of the Business, any statute or any regulation, order, judgment, injunction, award or decree of any court, arbitrator or governmental or regulatory body against or binding upon or applicable to, the Seller or upon the securities, properties or business of the Seller.

      5.3. Compliance with Laws. Except as would not have a material adverse effect on the operations or condition (financial or otherwise) of the Business, the Seller has complied with all federal, state, county, local and foreign laws, ordinances, regulations, orders, judgments, injunctions, awards or decrees applicable to the Products or the Purchased Assets and has not received any notice of violation of any of the foregoing. Except for authorizations generally required by a corporation doing business in a foreign jurisdiction, no license, permit, order, franchise, authorization or approval of any federal, state, county, local or foreign governmental or regulatory body (collectively the "Permits") is material to or necessary for the conduct of the Business.

      5.4. Litigation. Except as set forth on Schedule 5.4, there are no outstanding orders, judgments, injunctions, awards or decrees of any court, arbitrator, governmental or regulatory body against or involving the Seller which relate in any way, directly or indirectly, to the Products, the Purchased Assets, the Business or the transactions contemplated herein that, individually or in the aggregate, would prevent the Seller from performing any of its material obligations under this Agreement or would have a material adverse effect on the operations or condition (financial or otherwise) of the Business. The Seller is not a party to, or to the knowledge of the Seller threatened with, any litigation or judicial, administrative or arbitration proceeding which if decided adversely to the Seller could have a material adverse effect upon the transactions contemplated hereby or upon the Seller's assets, properties, business, operations or condition (financial or otherwise) as relates to the Products, the Purchased Assets or the Business, or which could create a material liability of the Seller as relates to the Products or the Purchased Assets.


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      5.5. Agreements. The Contracts represent all material contracts and other agreements relating specifically to the Business (whether written or oral) except for those contracts and other agreements relating specifically to the Business but shared with other businesses of RIAG. The Contracts are, to the Seller's knowledge, valid, subsisting agreements, in full force and effect and binding upon the parties thereto in accordance with their terms, and the Seller is not in default under any of them, nor to the Seller's knowledge is any other party to any Contract in default thereunder nor does any condition exist which with notice or lapse of time or both would constitute a default thereunder. Except as separately identified on Schedule 5.5, no approval or consent of any person is needed in order that the Contracts shall continue in full force and effect with the Buyer following the consummation of the transactions contemplated by this Agreement.

      5.6. Inventory. The inventory reflected on the Balance Sheet is valued at the respective paper, printing and binding costs therefor. The net inventory of the Products reflected on the Balance Sheet, as the same exists on the date of this Agreement, is generally in usable and salable condition as first quality goods in the ordinary course of business at the amounts carried on the books and records of the Seller. The inventory is generally suitable for its intended purpose and is not in excess of the normal purchasing patterns of the Seller as it relates to the Products.

      5.7. Intangible Property. Schedule 5.7 sets forth all Intellectual Property and all permits, grants and licenses or other rights running to or from the Seller relating to any of the Products. To the Seller's knowledge, none of the Products contains any libelous material or infringes any trade name, trademark, copyright or patent and, to the knowledge of the Seller, none of the Products contains any obscene material or injurious formulas. The rights of the Seller in the property set forth on Schedule 5.7 are free and clear of any liens or other encumbrances. Except as set forth on Schedule 5.7, the Seller does not have any notice of any adversely held patent, invention, copyright, trademark, service mark or trade name of any other person or notice of any claim of any other person relating to any of the property set forth on Schedule 5.7, and the Seller does not know of any basis for any valid charge

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or claim. With respect to all Intellectual Property listed on Schedule 5.7: (a)
each is in full force and effect and has not been adjudged invalid or unenforceable; (b) each is valid and enforceable; and (c) no claim has been made that the use of any violates or may violate the rights of any third person. Other than the Trademarks, there are no trademarks relating to the Products.

      5.8. Liens. The Seller owns outright and has good and marketable title to the Purchased Assets, free and clear of any lien or other encumbrance (other than obligations, liabilities or encumbrances assumed by the Buyer pursuant to
Section 2.1 or otherwise expressly disclosed in this Agreement or in any Schedule hereto).

      5.9. Financial Statements, Absence of Undisclosed Liabilities.

            (a) The balance sheets of the Business as at December 31, 1996 (the "December Balance Sheet") and March 31, 1997 (the "Balance Sheet") and the statements of income of the Business for the twelve (12) months ended December 31, 1996 and the three (3) months ended March 31, 1997 are attached hereto as
Schedule 5.9 (collectively "Financials"). Except as disclosed on Schedule 5.9, the Financials have been prepared from the books and records of Seller as of the dates and for the periods indicated and present fairly the financial position of the Business as at the dates indicated and the results of operations for the Business through such dates and have been prepared in accordance with generally accepted accounting principles applied on a consistent basis.

            (b) Since the date of the Balance Sheet, there has not been (i) any materially adverse change in the business, operations, properties, assets, condition (financial or otherwise) or prospects of the Business, or any event that has had a material adverse effect on the business, operations, properties, assets, condition (financial or otherwise) or prospects of the Business, or (ii) any material loss, damage, destruction or other casualty to the Purchased Assets (whether or not covered by insurance). Since the date of the Balance Sheet, the Seller has operated the Business in the ordinary course of its business consistent with past practices and, except as set forth on Schedule 5.9, has not:

                  (A) sold or transferred any of the assets of the Business other than in the ordinary course;

                  (B) waived any rights material to the Business relating to the operations of the Business;

                  (C) disposed of any trademarks or copyrights or any trademark or copyright application used in the operation of this Business;

                  (D) defaulted on any material obligation relating to the operation of the Business;

                  (E) entered into any material transaction material to the Business;

                  (F) written down the value of any inventory specifically relating to the Business;

                  (G) granted any increase in the compensation of any employee listed on Schedule 8.4, other than increases in accordance with past practice not exceeding 10%, or entered into any employment or severance agreement with any employee listed on Schedule 8.4 except for severance agreements required by the terms of this Agreement or as necessitated by the transactions contemplated hereby; or

                  (H) taken any action to materially reduce or increase the amount of cash available to the Seller relating to the Business as of the date of the Balance Sheet, other than actions taken in the ordinary course of business consistent with past practice.

      5.10. Tax Matters. (a) The Seller has filed all Tax Returns which the Seller is required to file with respect to the Business; (b) all such Tax Returns were true, correct and complete; (c) the Seller has paid, accrued or otherwise adequately reserved for the payment of all Taxes required to be paid in respect of the periods covered by such Tax Returns and has adequately reserved for the payment of all Taxes with respect to periods ended on or before the Closing Date for which Tax Returns have not yet been filed; and (d) the Seller has withheld and paid all Taxes related to the

Business and required to be withheld with respect to amounts paid or owing to any employee, creditor, independent contractor or other third party. For purposes of this Agreement, "Taxes" shall mean any and all federal, state, local and foreign taxes, levies, fees, imposts, duties and charges of whatever kind (including any interest, penalties or additions to the tax imposed in connection therewith), whether or not imposed on the Seller, including, without limitation, taxes imposed on, or measured by, income, franchise, profits or gross receipts, and also ad valorem, value added, sales, use, service, real or personal property, capital stock, license, payroll, withholding, employment, social security, workers' compensation, unemployment compensation, utility, severance, production, excise, stamp, occupation, premium, windfall profits, transfer and gains taxes and custom duties; and "Tax Returns" shall mean returns, reports, information statements and other documentation (including any additional or supporting material) filed or maintained in connection with the calculation, determination, assessment or collection of any Tax.

      5.11. Employees.

            (a) Schedule 5.11 contains a true and complete list of all full-time and part-time employees of the Business (the "Business Employees"), as of April 30, 1997, including the job title, salary and compensation of each Business Employee. To the Seller's knowledge, no Business Employees has any plans to terminate employment with the Business. Since April 30, 1997, except as set forth on Schedule 5.11, there has been no increase in the salary or compensation of any Business Employee.

            (b) Except as set forth in Schedule 5.11, the Seller has paid or made provision for the payment of all salaries, commissions and accrued wages of the Business Employees, and has complied in all material respects with all applicable laws, rules and regulations relating to the employment of labor, including those relating to wages, hours, unemployment insurance, collective bargaining and the payment and withholding of taxes, except where failure to comply would not have a material adverse effect on the operations or condition (financial or otherwise) of the Business, and the


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

Seller has withheld all amounts required by law or agreement to be withheld from the wages or salaries of the Business Employees and, to Seller's knowledge, is not liable for any arrears of wages or other taxes or penalties for failure to comply with any of the foregoing to the extent they are applicable to the Business Employees. There is not pending or, to the knowledge of the Seller, threatened, any labor dispute, strike, work stoppage, or union organizing efforts involving the Business Employees.

      5.12. Employee Benefit Plans.

            (a) Schedule 5.12 lists (i) all employee benefit plans as defined in
Section 3(3) of ERISA, (ii) all bonus, stock option, stock purchase, restricted stock and incentive plans, retirement programs or arrangements, and (iii) all written employment, severance or compensation agreements, as each of the foregoing were entered into, maintained, or contributed to, by the Seller, with respect to the Business Employees (collectively, the "Plans"). Except as set forth on Schedule 5.12, each Plan is in writing and the Seller has made available to the Buyer a complete and accurate copy of each Plan document or agreement and, if applicable, the summary plan description and any summary of material modifications.

            (b) To the knowledge of the Seller, each Plan has been operated in substantial compliance with its terms and the material requirements of applicable law, where a failure to do so would be reasonably expected to have a material adverse effect on the operations or condition (financial or otherwise) of the Business. No legal action, suit or claim is pending or, to the knowledge of the Seller, threatened, with respect to any Plan (other than claims for benefits in the ordinary course), and to the knowledge of the Seller, no fact or event exists that could reasonably be expected to give rise to any such action, suit or claim, in each case, where such action, suit or claim would reasonably be expected to have a material adverse effect on the operations or condition (financial or otherwise) of the Business.

      5.13. No Broker. No broker, finder, agent or similar intermediary has acted for or on behalf of the Seller in connection with this Agreement or the transactions contemplated hereby, and no broker, finder, agent or similar intermediary is entitled to any broker's, finder's or similar fee or other commission in connection therewith based on any agreement, arrangement or understanding with the Seller or any action taken by the Seller.

      5.14. Intercompany Services. Except as described on Schedule 5.14, there are no intercompany services currently being provided (a) by the Business to the Seller or its affiliates or (b) by the Seller or its affiliates to the Business, and there are no contracts between the Business, on the one hand, and the Seller and any of its affiliates on the other.

      5.15. Products. The Products represent all the publications, products and services published, produced or provided, in whole or in part, by the Business.

6. Representations and Warranties of TLC. TLC represents and warrants to the Buyer as of the Closing Date as follows:

      6.1. Due Incorporation and Qualification. TLC is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware, and has the corporate power and lawful authority to own, lease and operate its assets, properties and business and to carry on its business as now conducted. TLC is a wholly owned subsidiary of the Seller.

      6.2. Authority to Execute and Perform Agreements. TLC has the full legal and corporate right, power and authority required to enter into, execute and deliver this Agreement and to perform fully its obligations hereunder. The execution and delivery of this Agreement and the performance of TLC's obligations hereunder have been duly authorized by all necessary corporate action by the Board of Directors of TLC and no other corporate proceedings on the part of TLC are necessary to authorize such execution, delivery and performance. This Agreement has been duly executed and delivered and is the valid and binding obligation of TLC to the extent applicable to it enforceable in accordance with its terms, except as may be limited by bankruptcy, moratorium, insolvency or other similar laws generally affecting the enforcement of creditors' rights or equitable principles. No approval or consent of any foreign, federal, state, county, local or other governmental or regulatory body, and (except as otherwise specified in this Agreement or any Schedule hereto) no approval or consent of any other person, is required in connection with the execution and delivery by TLC of this Agreement and the consummation and performance by TLC of its obligations hereunder, except where failure to obtain such approval or consent would not prevent TLC from performing any of its material obligations under this Agreement and would not have a material adverse effect on the Trademarks. The execution, delivery and performance of this Agreement and the consummation of TLC's obligations hereunder shall not violate, conflict with or otherwise result in the breach or violation of any of the terms and conditions of, result in a material modification of or constitute (or with notice or lapse of time or both would constitute) a default under (a) the Certificate of Incorporation or bylaws of TLC, (b) except as would not, individually or in the aggregate, have a material adverse effect on the Trademarks, any instrument, material contract or other agreement to which TLC is a party or by or to which it or any of its assets or properties is bound or subject, or (c) except as would not, individually or in the aggregate, have a material adverse effect on the Trademarks, any statute or any regulation, order, judgment, injunction, award or decree of any court, arbitrator or governmental or regulatory body against or binding upon or applicable to, TLC or upon the securities, properties or business of TLC.

      6.3. Intangible Property. Schedule 6.3 sets forth all Trademarks or other rights running to or from TLC relating to any of the Products. To TLC's knowledge, none of the Products infringe any trade name or trademark. Except as set forth on Schedule 6.3, TLC does not have any notice of any adversely held trademark, service mark or trade name of any other person or notice of any claim of any other person relating to any of the property set forth on Schedule 6.3, and TLC does not know of any basis for any valid charge or claim. With respect to all Trademarks listed on Schedule 6.3: (a) each is in full force and effect and has not been adjudged invalid or unenforceable; (b) each is valid and enforceable; and (c) no claim has been made that the use of any violates or may violate the rights of any third person.

      6.4. Liens. TLC owns outright and has good and marketable title to the Trademarks, free and clear of any lien or other encumbrance (other than obligations, liabilities or encumbrances assumed by the Buyer pursuant to
Section 2.1 or otherwise expressly disclosed in this Agreement or in any Schedule or Exhibit hereto).

7. Representations and Warranties of the Buyer. The Buyer represents and warrants to the Seller and TLC as of the Closing Date as follows:

      7.1. Due Incorporation. The Buyer is a limited liability company duly organized, validly existing and in good standing under the laws of the State of Delaware and has the corporate power and lawful authority to own, lease and operate its assets, properties and business and to carry on its business as now conducted.

      7.2. Authority to Execute and Perform Agreements. The Buyer has the full legal right, power and authority required to enter into, execute and deliver this Agreement and to perform fully the Buyer's obligations hereunder. The execution and delivery of this Agreement and the performance of the Buyer's obligations hereunder have been duly authorized by all necessary corporate action by the Buyer and no other corporate proceedings on the part of the Buyer are necessary to authorize such execution, delivery and performance. This Agreement has been duly executed and delivered and is the valid and binding obligation of the Buyer enforceable in accordance with its terms, except as may be limited by bankruptcy, moratorium, insolvency or other similar laws generally affecting the enforcement of creditors' rights or equitable principles. No approval or consent of any foreign, federal, state, county, local or other governmental or regulatory body, and (except as otherwise specified in this Agreement or any Schedule hereto) no approval or consent of any other person, is required in connection with the execution and delivery by the Buyer of this Agreement and the consummation and performance by the Buyer of the transactions contemplated hereby and thereby. The execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby will not violate, conflict with or otherwise result in the breach or violation of any of the terms and conditions of, result in a material modification of or constitute (or with notice or lapse of time or both would constitute) a default under (a) the Certificate Formation or Limited Liability Company Agreement of the Buyer,
(b) any instrument, material contract or other agreement to which the Buyer is a party or by or to which it or any of its assets or properties is bound or subject, (c) any statute or any regulation, order, judgment, injunction, award or decree of any court, arbitrator or governmental or regulatory body against or binding upon or applicable to, the Buyer or upon the securities, properties or business of the Buyer.

      7.3. No Broker. No broker, finder, agent or similar intermediary has acted for or on behalf of the Buyer in connection with this Agreement or the transaction contemplated hereby, and no broker, finder, agent or similar intermediary is entitled to any broker's, finder's or similar fee or other commission in connection therewith based on any agreement, arrangement or understanding with the Buyer or any action taken by the Buyer.

8. Covenants and Agreements. The parties covenant and agree as follows:

      8.1. Expenses of Sale. Except as is otherwise set forth in Article 9 hereof , the parties to this Agreement shall bear their respective direct and indirect expenses incurred in connection with the negotiation, preparation, execution and performance of this Agreement and the transactions contemplated hereby, including, but not limited to, all fees and expenses of agents, representatives, counsel and accountants. Any and all sales, use, transfer, transfer gains or similar Taxes, excluding income Taxes, resulting from the sale, assignment, transfer and delivery hereunder of the Purchased Assets shall be paid equally by the Buyer and the Seller.

      8.2. Covenants Against Competition.

            8.2.1. Non-Compete. The Seller acknowledges that the agreements and covenants contained on this Section 8.2 are essential to protect the value of the Business being acquired by the

Buyer. In consideration of the Purchase Price, and other good and valuable consideration the receipt of which is hereby acknowledged, from the date hereof and for a period of three (3) years thereafter (the "Restricted Period"), neither the Seller nor any of the Seller's affiliates within the Thomson Financial and Professional Publishing Group ("Seller's Affiliates") shall, other than as provided herein, directly or indirectly, (a) engage in a business which produces or publishes publications or products directly competitive with the Products; (b) assist (whether as stockholder, partner, joint venturer, consultant, owner, lender or otherwise) any person in conducting a business which produces or publishes publications or products directly competitive with the Products provided, however, that this is not intended to restrict the Seller's or the Seller's Affiliates' cumulative ownership of up to 5% of the issued and outstanding securities of a person who produces or publishes publications or products directly competitive with the Products; (c) interfere with business relationships (whether formed heretofore or hereafter) between Buyer and subscribers of, customers of or suppliers to the Products. Without the prior written consent of the Buyer, neither the Seller nor the Seller's Affiliates shall, during the period of two (2) years after the Closing Date, directly or indirectly, offer, solicit or encourage, any then current full-time employee of the Buyer to leave the employment of the Buyer or hire any such employee. The Seller agrees that a monetary remedy for a breach of this Section
8.2.1 will be inadequate and impracticable and further agrees that such breach would cause the Buyer irreparable harm, and that, in the event of a breach or threatened breach by the Seller or the Seller's Affiliates of this section, the Buyer shall be entitled to temporary and permanent injunctive relief. Nothing hereunder, however, shall be construed as prohibiting the Buyer from pursuing any other remedies available to it in law or in equity. If any provision of this
Section 8.2.1 is invalid in part, it shall be curtailed, as to time, location or scope, to the minimum extent required for its validity under applicable laws and shall be binding and enforceable with respect to the Seller and the Seller's Affiliates as so curtailed.

            8.2.2. Confidential Information. For a period of three (3) years from and after Closing, the Seller shall keep secret and retain in strictest confidence, and shall not use for the benefit of itself or others, except in connection with the business and affairs of the Buyer and its affiliates, all confidential matters relating specifically to the Business including, but not limited to, trade secrets, customer and subscriber lists, details of contracts, pricing policies, operational methods, marketing plans or strategies, product development techniques or plans, business acquisition plans, technical processes, designs and design projects, inventions, software, source codes, object codes, systems documentation and research projects and other business affairs relating specifically to the Business and shall not disclose them to anyone outside of the Buyer and its affiliates, provided, however, this covenant shall not apply to confidential information:

            (a) which at the date hereof or thereafter becomes a matter of public knowledge without breach by the Seller or Seller's Affiliates of this Agreement;

            (b) which is obtained by the Seller from a third party under circumstances permitting its disclosure to others; or

            (c) which is required to be disclosed by law or legal process, provided that the Seller gives the Buyer an opportunity to obtain injunctive relief or a protective order with respect to such intended disclosure.

      8.3. Transition Services.

            (a) In order to allow the Buyer to make alternative arrangements, the Seller shall use its best efforts to provide, or cause to be provided to the Buyer, the following services as more particularly described on Schedule 8.3 (the "Transition Services") for the period of time indicated below at a price equal to the Seller's reasonable and directly related costs of providing such services:

                  (i) circulation, fulfillment and order systems from the Closing Date through July 31, 1997; and

                  (ii) all other operational services necessary to operate the Business (including, without limitation, continuation of payroll and benefits with respect to the employees named on Schedule 8.4(a), which amounts shall be reimbursed by the Buyer) and the availability of work space in each of the Seller's New York City and Boston locations for use by the employees listed on
Schedule 8.4(a) from the Closing Date through July 31, 1997 as well as for use by a representative of the Buyer from the Closing Date through August 21, 1997.

      For purposes of this Section 8.3, the parties acknowledge and agree that the Seller shall be deemed to be using its best efforts to provide the Transition Services provided the Seller continues to perform the Transition Services in substantially the same manner as such services were performed prior to the Closing Date.

            (b) The Buyer shall have the right to extend the services described in subsection (a)(ii) above (other than the availability of work space for use by the employees listed on Schedule 8.4(a)) until September 21, 1997, provided the Buyer gives written notice to the Seller of its intention to exercise such right to extend by July 31, 1997. In addition, all the dates contained in Sections 8.3(a)(ii) and (b) shall be automatically extended by one day for each day that the Closing occurs after May 15, 1997, provided that in no event shall the Buyer have the right to extend any of the Transition Services past September 21, 1997.

            (c) The Transition Services shall be provided, to the extent practicable, in a manner substantially consistent with the manner in which they were provided to the Business prior to the Closing.

            (d) The obligations of the Seller under this Section 8.3 shall be suspended with respect to any specified Transition Services during the applicable period and to the extent that the Seller is prevented or hindered from providing such Transition Service by any law or governmental order, rule, regulation or direction, whether domestic or foreign, or by any cause beyond the control of the Seller including, without limitation, acts of God, strikes, lockouts and other labor and industrial disputes and disturbances, shortage of necessary equipment, materials or labor, or restrictions thereon or limitations upon the use thereof. In such event, the Seller shall give written notice of suspension as soon as reasonably practicable to the Buyer stating the date and extent of such suspension and the cause thereof, and the Seller shall resume the performance of its obligations under this Section 8.3 as soon as reasonably practicable after the removal of the cause, if at all, and the Seller shall so notify the Buyer. At the request of the Buyer, the period during which Transition Services are to be provided shall be extended by the number of days for which such services were suspended.

            (e) The Seller shall not have any duties or responsibilities pursuant to this Section 8.3 other than those specifically set forth herein and no implied obligations shall be read into this Section 8.3. The Seller shall not be liable for any action taken or omitted to be taken by it under or in connection with this Section 8.3, except that the Seller shall be liable for losses incurred by the Buyer arising out of the willful misconduct of the Seller in the performance of the Transition Services.

            (f) The Buyer may terminate or partially limit any Transition Service being provided to it at any time, provided the Buyer gives the Seller at least two (2) weeks prior written notice and pays to the Seller an amount equal to the aggregate out of pocket costs actually and reasonably incurred by the Seller for such Transition Service for the period from the date of termination until the expiration of the applicable period during which such Transition Service was to be provided in accordance with the terms hereof.

            (g) In furtherance of the Transition Services to be provided hereunder, the Seller agrees to remit to the Buyer, on a monthly basis for the period during which the Transition Services are provided and for a period of six
(6) months thereafter (the "Remittance Period"), an amount equal to the net cash generated by the operations of the Business together with a statement supporting the Seller's calculation of such amount. For purposes of this Section 8.3, "net cash" shall mean all cash generated by the operations of the Business less cash collections on accounts receivable relating to the Business on or prior to the Closing Date less costs incurred by the Seller for providing the Transition

Services to the Buyer. Such amount and supporting statement shall be remitted by the Seller to the Buyer no later than the 15th of every month during the Remittance Period commencing on July 15, 1997.

      8.4. Employees.

            (a) The Buyer shall offer employment to all of the full-time, fully dedicated employees of the Business set forth on Schedule 8.4(a) and shall offer such employees substantially similar benefits to those they are currently receiving (other than retirement or pension benefits, which will be provided on substantially the same basis as to similarly situated employees of the Buyer), and such employees' years of service for the Seller shall count towards any eligibility or vesting requirements as well as severance calculations. Promptly following the Closing, the Seller shall provide the Buyer with copies of personnel files for those employees who accept the Buyer's offer. The Buyer shall be solely responsible for any liability relating to such employees with respect to their employment by the Buyer. The Seller shall be solely responsible for any severance or other liability relating to the employees of the Business who are not set forth on Schedule 8.4(a). The Seller shall also be solely responsible for any severance or other liability relating to any employee on
Schedule 8.4(a) who does not accept employment with the Buyer, which employee shall be terminated from his or her employment with the Seller effective as of the Closing Date and shall not be rehired for a period of six months thereafter. None of the foregoing shall be construed to diminish or eliminate the Seller's responsibility for any severance or other liability relating to the Business Employees on or prior to the Closing Date.

            (b) The Seller agrees to pay to the Buyer a sum equal to $10,000 per year per employee set forth on Schedule 8.4(b) for a total of three (3) years, to be used by the Buyer to supplement the wages of such employees, provided such employees remain employed by the Buyer during such three (3) year period.

            (c) Without the prior written consent of the Seller, the Buyer shall not, during the period of two (2) years after the Closing Date, directly or indirectly, offer, solicit or encourage, any employee of the Seller listed on
Schedule 8.4(c), which list of employees shall not exceed fifteen (15) people.

      8.5. Bulk Transfer Laws. The Buyer hereby waives compliance by the Seller with any applicable bulk sale or bulk transfer laws of any jurisdiction in connection with the sale of the Purchased Assets to the Buyer. The Seller shall indemnify and hold harmless the Buyer against any and all liabilities (including Tax liabilities) that may be asserted by third parties against the Buyer as a result of noncompliance by the Seller with any such bulk transfer law.

      8.6. Further Assurances. Each of the parties shall execute such documents and other papers and perform such further acts as may be reasonably required or desirable to carry out the provisions hereof and the transactions contemplated hereby including, without limitation, copyright and trademark assignments and the transfer of the toll-free telephone numbers used solely by the Business.

      8.7. Assignment of Contracts and Warranties. At the Closing and effective as of the Closing Date, the Seller shall assign to the Buyer all of its rights under the Contracts. Notwithstanding the foregoing, no Contract shall be assigned contrary to law or the terms of such Contract and, with respect to Contracts that cannot be assigned to the Buyer at the Closing Date, the performance obligations of the Seller thereunder shall, unless not permitted by such Contract, be deemed to be subleased or subcontracted to the Buyer until such Contract has been assigned. The Seller shall (a) use its best efforts to obtain all necessary consents, (b) cooperate with the Buyer in any arrangement designed to provide to the Buyer the benefits (including the exercise of the Seller's rights) under any such Contracts, including enforcement for the benefit of the Buyer (and at the Buyer's expense) of any and all rights of the Seller against a third party thereto arising out of the breach or cancellation by such third party or otherwise, (c) hold all monies paid thereunder in trust for the account of the Buyer and (d) remit such money to the Buyer as promptly as possible.

      8.8. Proration of Personal Property Taxes. Personal property Taxes and assessments on the Purchased Assets shall be prorated between the Buyer and the Seller as of the Closing Date. All such prorations shall be allocated so that items relating to time periods ending on or prior to the Closing Date shall be allocated to the Seller and items relating to time periods beginning after the Closing Date shall be allocated to the Buyer. The amount of all such prorations shall be settled and paid on the Closing Date, provided that final payments with respect to prorations that are not able to be calculated as of the Closing Date shall be calculated and paid as soon as practicable thereafter.

      8.9. Forwarding Inquiries. The Seller shall, and shall cause all of its subsidiaries and affiliates to, use reasonable efforts to promptly forward to the Buyer any mail or telephone inquiries relating to the Purchased Assets and the Products, which reasonable efforts shall include, at a minimum, referring all customers orders received by the Seller to the Buyer by forwarding a copy of the original purchase order or a "facsimile" purchase order that includes all information received for billing and shipping a customer's order. All such orders will be forwarded to a location designated by the Buyer not less frequently than weekly.

9. Indemnification.

      9.1. Seller's Indemnification. The Seller hereby agrees to indemnify and hold the Buyer harmless from, against and in respect of any and all loss, liability, or damage, costs or expenses (including reasonable attorneys' fees) suffered or incurred by the Buyer by reason of any breach of representation or warranty by the Seller or the failure of the Seller to perform any covenant or agreement contained in this Agreement, or any Retained Liabilities.

      9.2. Buyer's Indemnification. The Buyer hereby agrees to indemnify and hold the Seller harmless from, against and in respect of any and all loss, liability, or damage, costs or expenses (including reasonable attorneys' fees) suffered or incurred by the Seller resulting from any breach of representation or warranty by the Buyer or the failure of the Buyer to perform any covenant or agreement contained in this Agreement, and Assumed Liabilities.

      9.3. Survival of Representations and Warranties. All representations and warranties made by either party to this Agreement shall survive the Closing, but only if a claim initiated by any of the parties hereto with respect thereto is made on or before the second anniversary of the Closing. Claims by the Seller relating to Assumed Liabilities and claims by the Buyer relating to Retained Liabilities (as well as any other indemnification provisions hereunder) shall survive indefinitely.

      9.4. Control of Litigation. If any action, suit or proceeding be commenced, or if any claim, demand or assessment be asserted, in respect of which one of the parties to this Agreement proposes to demand indemnification (the "Indemnitee") as aforesaid, the party from whom indemnification is demanded (the "Indemnitor") shall be given prompt and timely notice thereof and shall have the right to participate in the defense, compromise or settlement thereof through its own attorneys and at its own expense and, in connection therewith; provided, however, that the failure to given prompt and timely notice shall not relieve the Indemnitor of its obligations hereunder except to the extent such failure shall have materially prejudiced the Indemnitor. The Indemnitee shall cooperate fully to make available to the Indemnitor all pertinent information under its control or relating thereto. The Indemnitor also shall have the right to assume, at its own expense, entire control of the defense, compromise or settlement of any such action, suit, proceeding, claim, demand or assessment, and after any such assumption the Indemnitee shall bear the fees and expenses of any counsel retained by it. The Indemnitor shall not settle or compromise any action, suit, proceeding, claim, demand or assessment unless there is no finding or admission of any violation of law on the part of any Indemnitee and the sole relief provided is monetary damages. The Indemnitee shall not have the right to compromise or settle any claim whether before or after the commencement of litigation without the prior written consent of the Indemnitor unless the Indemnitor shall have failed to timely assume the defense of any such litigation.

      9.5. Conditions to Indemnification.

            (a) Any contrary provision of this Agreement notwithstanding, Seller shall not have any liability under the terms of Section 9.1 (except with respect to Retained Liabilities), and Buyer shall not have any liability under the terms of Section 9.2, unless (except with respect to Assumed Liabilities), and then only to the extent that, the aggregate amount of claims, losses, liabilities, damages, costs and expenses incurred by the party seeking indemnification based thereon or resulting therefrom exceeds $20,000, it being the intention of the parties that such amount constitutes a deductible.

            (b) Any indemnification payment made shall be limited to the amount of any liability that remains after deducting any tax benefit to the Indemnitee resulting from such liability or damage and any insurance proceeds recovered by the Indemnitee from any third party.

            (c) Any indemnification payment made shall be treated as an adjustment to the Purchase Price for all federal, state or local income Tax purposes.

            (d) Notwithstanding anything contained in this Agreement, each party's total indemnification obligation to the other under this Agreement shall not in the aggregate exceed the Purchase Price, and in no event shall either party be liable for consequential damages.

10. Miscellaneous.

      10.1. Consent to Jurisdiction and Service of Process. Any legal action, suit or proceeding arising out of or relating to this Agreement or the transactions contemplated hereby may be instituted in any state or federal court in the State of New York, provided that venue for such action, suit or proceeding shall be in New York County, and each party agrees not to assert, by way of motion, as a defense, or otherwise, in any such action, suit or proceeding, any claim that it is not subject personally to the jurisdiction of such court, that its property is exempt or immune from attachment or execution, that the action, suit or proceeding is brought in an inconvenient forum, that the venue of the action, suit or proceeding is improper or that this Agreement or the subject matter hereof may not be enforced in or by such court. Each party further irrevocably submits to the jurisdiction of any such court in any such action, suit or proceeding. Any and all service of process and any other notice in any such action, suit or proceeding shall be effective against (a) the Buyer if given by registered or certified mail, return receipt requested, postage prepaid, mailed to Buyer as herein provided, and (b) the Seller, if given to the Seller by registered or certified mail, return receipt requested, postage prepaid, and mailed to the Seller as herein provided. Buyer or Seller may designate a different address by giving notice thereof in the manner provided herein.

      10.2. Publicity. No publicity release or announcement concerning this Agreement or the transactions contemplated hereby shall be issued without advance approval of the form and substance thereof by the Seller and the Buyer.

      10.3. Confidentiality. The Seller and the Buyer agree to keep the terms and conditions of this Agreement confidential except insofar as disclosure may, in the disclosing party's reasonable judgment, be required by law or regulation or legal process. In the event of legal process the party so required to disclose shall provide the other party with prompt notice to enable it to seek a protective order or other appropriate remedy preventing disclosure.

      10.4. Notices. Any notice or other communication required or which may be given hereunder shall be in writing and shall be delivered personally, telegraphed, telexed, sent by facsimile transmission or sent by certified, registered or express mail, postage prepaid, and shall be deemed given when so delivered personally, telegraphed, telexed, or sent by facsimile transmission or if mailed, five days after the date of mailing, as follows:

                  (a)   if to the Buyer, to:

                        CRC Press LLC
                        2000 Corporate Boulevard
                        Boca Raton, FL 33431
                        Attn: Mason Slaine

                        with a copy to:

                        Wilkie Farr & Gallagher
                        153 East 53d Street
                        New York, NY 10022
                        Attn: Steven J. Gartner

                  (b)   if to the Seller, to:

                        Research Institute of America Group
                        395 Hudson Street
                        New York, NY 10014
                        Attn: CEO

                        with a copy to:

                        The Thomson Corporation
                        1 Station Place
                        Stamford, CT 06901
                        Attn: General Counsel

Any party may, by notice given in accordance with this Section, to the other party, designate another address or person for receipt of notices hereunder.

      10.5. Entire Agreement. This Agreement (including the Exhibits and Schedules hereto) and the collateral agreements executed in connection with the consummation of the transactions contemplated herein contain the entire agreement among the parties with respect to the purchase of the Purchased Assets and related transactions and supersede all prior agreements, written or oral, with respect thereto.

      10.6. Waivers and Amendments. This Agreement may be amended, modified, superseded, canceled, renewed or extended, and the terms and conditions hereof may be waived, only by a written instrument signed by the parties hereto or, in the case of a waiver, by the party waiving compliance. No delay on the part of any party in exercising any right, power or privilege hereunder shall operate as a waiver thereof, nor shall any waiver on the part of any party of any right, power or privilege hereunder, nor any single or partial exercise of any right, power or privilege hereunder, preclude any other or further exercise thereof or the exercise of any other right, power or privilege hereunder. The rights and remedies herein provided are cumulative and are not exclusive of any rights or remedies which any party may otherwise have at law or in equity.

      10.7. Exhibits and Schedules. The Exhibits and Schedules to this Agreement are a part of this Agreement as if set forth in full herein. All exhibits and schedules attached to this Agreement are part of the substance of this Agreement. An item described on any schedule or exhibit attached hereto shall be deemed disclosed for all purposes under this Agreement.

      10.8. Counterparts. This Agreement may be executed in one or more counterparts, all of which together shall constitute a single document.

      10.9. Governing Law. This Agreement shall be governed and construed in accordance with the laws of the State of New York applicable to agreements made and to be performed within such State.


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

      10.10. No Third-Party Beneficiary. The provisions of this Agreement are for the sole purpose of setting forth the respective rights and obligations of the Buyer, TLC and the Seller. The parties agree that none of the provisions of this Agreement are intended for the benefit of any third party, and that no such third party shall have the right to enforce the provisions of this Agreement.

      IN WITNESS WHEREOF, the parties have executed this Agreement on the date first above written.

                                        THOMSON INFORMATION SERVICES INC


                                        By: /s/ Edward A. Friedland
-----------------------------------         ------------------------------------
Federal Tax I.D. Number                     Name:  Edward A. Friedland
                                            Title: Vice President

                                        THOMSON LICENSING CORPORATION


51-0363240                              By: /s/ James R. Schurr
-----------------------------------         ------------------------------------
Federal Tax I.D. Number                     Name:  James R. Schurr
                                            Title: President

                                        CRC PRESS LLC


                                        By: /s/ Mason Slaine
-----------------------------------         ------------------------------------
Federal Tax I.D. Number                     Name:  Mason Slaine
                                            Title: Chairman


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